ShoreTel Reports Financial Results for Fourth Quarter and Fiscal Year 2014

Record Revenue and Non-GAAP Profits in Fourth Quarter and Fiscal 2014;

27 Percent Hosted Revenue Growth in Fiscal 2014

SUNNYVALE, Calif., Aug. 7, 2014 /PRNewswire/ -- ShoreTel® (NASDAQ: SHOR), the leading provider of brilliantly simple phone systems and unified communications solutions, today announced financial results for its fiscal fourth quarter and fiscal year 2014, which ended June 30, 2014.

For the fourth quarter of fiscal 2014, total revenue was a record $88.6 million, an increase of 4 percent compared to the fourth quarter of fiscal 2013. Non-GAAP net income, which excludes stock-based compensation charges, amortization of acquisition-related intangibles, other charges and related tax adjustments, for the fourth quarter of fiscal year 2014, was a record $4.9 million, or $0.08 per diluted share. This compares with a non-GAAP net income of $3.4 million, or $0.06 per share, in the fourth quarter of fiscal 2013. GAAP net income was $2.1 million, or $0.03 per diluted share, in the fourth quarter of fiscal 2014, compared with a GAAP net loss of $2.3 million, or $0.04 per share, in the fourth quarter of fiscal 2013.

"Fiscal 2014 was a great year for ShoreTel as we delivered on our commitments relating to business integration, product launches and infrastructure investments while delivering a record level of non-GAAP profitability," said Don Joos, president and CEO of ShoreTel. "Furthermore, the growth actions we initiated in January are beginning to show results and our fourth quarter metrics demonstrate our early success."

Fourth Quarter of Fiscal 2014 Financial Highlights

Recurring revenues, which consist of cloud monthly recurring revenues and support revenues, represented 38 percent of total revenue in the fourth quarter of fiscal 2014 and reached an annualized value of $136 million; an increase of 19 percent compared to the fourth quarter of fiscal 2013.

Non-GAAP total gross margin, which excludes stock-based compensation charges, amortization of acquisition-related intangibles and other charges, for the fourth quarter of fiscal year 2014, was 61.1 percent, compared with 61.4 percent in the year-ago period. GAAP gross margin for the fourth quarter of fiscal year 2014 was 59.6 percent, compared with 59.9 percent in the fourth quarter of fiscal year 2013.

Hosted revenues of $24.1 million were up 25 percent year-over-year and 6 percent sequentially. Non-GAAP hosted gross margin was 43.7 percent in the fourth quarter of fiscal 2014, compared with 39.1 percent in the fourth quarter of fiscal 2013. GAAP hosted gross margin for the fourth quarter of fiscal year 2014 was 39.4 percent, compared with 34.9 percent in the fourth quarter of fiscal year 2013. The total number of installed customer seats increased 30 percent over the fourth quarter of fiscal 2013 to approximately 151,000. Revenue churn was approximately 5 percent annualized in the fourth quarter of fiscal 2014 and continued to reflect an industry low metric.

Product revenues of $47.3 million were down 7 percent year-over-year, but up 9 percent sequentially. Non-GAAP product gross margin was 64.6 percent in the fourth quarter of fiscal 2014, compared with 65.9 percent in the fourth quarter of fiscal 2013. GAAP product gross margin for the fourth quarter of fiscal year 2014 was 64.0 percent, compared with 65.4 percent in the fourth quarter of fiscal year 2013.

Support and services revenues of $17.2 million were up 13 percent year-over-year and 5 percent sequentially. Non-GAAP support and service gross margin was 75.9 percent in the fourth quarter of fiscal 2014, compared with 74.3 percent in the fourth quarter of fiscal 2013. GAAP support and service gross margin for the fourth quarter of fiscal year 2014 was 75.4 percent, compared with 73.2 percent in the fourth quarter of fiscal year 2013.

As of June 30, 2014 the company had $56.1 million in cash, cash equivalents and short-term investment and no outstanding debt.

Fiscal Year 2014 Financial Highlights

Recurring revenues, which consist of cloud monthly recurring revenues and support revenues, represented 38 percent of total revenue in fiscal 2014 compared to 34 percent in fiscal 2013.

Non-GAAP total gross margin, which excludes stock-based compensation charges, amortization of acquisition-related intangibles and other charges, for the fiscal year 2014, was 61.1 percent, compared with 62.0 percent in fiscal year 2013. GAAP total gross margin for the fiscal year 2014 was 59.4 percent, compared with 60.1 percent in the fiscal year 2013.

Hosted revenues for fiscal 2014 were $89.1 million, up 27 percent compared to fiscal 2013. Non-GAAP hosted gross margin was 42.0 percent in fiscal 2014, compared with 42.5 percent in fiscal 2013. GAAP hosted gross margin for the fiscal year 2014 was 37.7 percent, compared with 36.6 percent in the fiscal year 2013.

Product revenues for fiscal 2014 were $185.0 million, down 1 percent compared to fiscal 2013. Non-GAAP product gross margin was 65.2 percent in fiscal 2014, compared with 66.3 percent in fiscal 2013. GAAP product gross margin for the fiscal year 2014 was 64.6 percent, compared with 65.7 percent in the fiscal year 2013.

Support and services revenues for fiscal 2014 were $65.7 million, up 15 percent compared to fiscal 2013. Non-GAAP support and service gross margin was 75.2 percent in fiscal 2014, compared with 72.2 percent in fiscal 2013. GAAP support and service gross margin for the fiscal year 2014 was 74.3 percent, compared with 70.9 percent in the fiscal year 2013.

Non-GAAP net income for the fiscal year 2014, which excludes stock-based compensation charges, amortization of acquisition-related intangibles, other charges and related tax adjustments, was a record $14.7 million, or $0.23 per diluted share. This compares with a non-GAAP net loss of $1.6 million, or $0.03 per share, in fiscal 2013. GAAP net loss in fiscal 2014 was $1.0 million, or $0.02 per share, compared with a GAAP net loss of $25.7 million, or $0.44 per share in fiscal 2013.

Selected Operational Metrics

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	06/30/14	03/31/14	12/31/13	09/30/13	06/30/13

Annual recurring revenue run rate (in millions)	$ 136.2	$ 130.3	$ 125.6	$ 121.1	$ 114.7

Cloud Monthly Average Revenue Per User (ARPU)	$ 44	$ 45	$ 45	$ 47	$ 49

Cloud Average # of Seats per Customer	45	44	44	43	44

Cloud Average Monthly Recurring Revenue Per Customer	$ 1,974	$ 1,978	$ 1,982	$ 2,040	$ 2,123

Cloud Revenue Churn Rate Annualized	4.9%	5.1%	3.6%	3.6%	3.0%

Non-GAAP Gross Margin-Product	64.6%	64.2%	65.5%	66.4%	65.9%

Non-GAAP Gross Margin-Hosted	43.7%	41.1%	39.8%	43.4%	39.1%

Non-GAAP Gross Margin-Support and Services	75.9%	75.4%	74.8%	74.6%	74.3%

Total Company Headcount	954	930	925	932	965

Fourth Quarter of Fiscal 2014 Business Highlights

ShoreTel Completes the Migration of its Cloud Customers to New Data Center

In November 2013, ShoreTel signed a co-location agreement for a new highly advanced data center near Dallas, Texas and began to build the new architecture. Since January, the company has migrated its hosted customers from its New York City data centers into the new facility and the migration process was completed in June.

The new data center provides ShoreTel's hosted customers with improved reliability and network performance. This infrastructure gives ShoreTel the growth capacity to meet the increasing demand for its hosted offering while achieving a lower cost structure.

ShoreTel Ranked as a "Strong Performer" in On-Premises UC&C by Independent Research Firm

ShoreTel was cited by Forrester Research, Inc.'s report titled "The Forrester Wave™: On-Premises Unified Communications and Collaboration, Q2 2014" as a "strong performer" and received its top scores for speed of deployment, quality of experience, and product road map.

This report and other recent research reinforces that ShoreTel continues to provide top-quality UC solutions that are easy to deploy, manage and use so they can make a difference every day in users' productivity and efficiency.

ShoreTel Dock Awarded Gold in the 2014 Asia-Pacific Stevie Awards

ShoreTel received Gold in the 2014 Asia-Pacific Stevie® Awards in three categories, 'New Technology Product of the Year - Australia'; 'New Technology Product of the Year – Singapore' and 'New Business Product of the Year – All Other Nations.' ShoreTel received top accolades for the ShoreTel Dock, competing against 400 entries from 22 nations across the Asia-Pacific region. The Stevie Awards judging panel of 100 executives recognized the ShoreTel Dock as the first-to-market business-grade product that transforms the mobile device into a desk phone. Released in mid-2013, the ShoreTel Dock is noted to have revolutionized business communications, addressing the BYOD trend by transforming iPhones® or iPads® into desk phones for the mobile generation.

ShoreTel Expands Focus on Healthcare Vertical with Dedicated Sales Team

ShoreTel announced a vertical sales program focused on the healthcare industry to grow its client base of close to 1,000 healthcare providers along with a strong partner/reseller community representing ShoreTel in this vertical. This program is a natural evolution of ShoreTel's go-to-market sales model with dedicated programs to deliver Unified Communications solutions to hospitals, physician practices and extended care providers to improve mobility, collaboration and care coordination.

ShoreTel Joins WSCA-NASPO Cooperative Purchasing Organization, Further Extending Government & Education Vertical Commitment

ShoreTel has earned a place in the WSCA-NASPO Cooperative Data Communications Products & Services Contract in the category of Unified Communications. ShoreTel currently has a large roster of state and local government, and K-12 and higher education customers. WSCA-NASPO is the leading public sector cooperative purchasing organization in the nation, and this achievement enables ShoreTel and its channel partners to expand their presence in the public market, primarily in the government and education verticals.

ShoreTel Relocates European Headquarters

ShoreTel announced the relocation of its European headquarters to larger offices in Bracknell, England, to reflect the company's continued growth and success in the European market and to better serve its rapidly growing partner and customer community. The new facility doubles ShoreTel's current floor space, in addition to equipping the company with an advanced technology demonstration suite and enhanced IT infrastructure. The relocation will initially see an increase in ShoreTel's workforce with an objective of further growth in 2015.

Business Outlook

ShoreTel is providing the following outlook for its fiscal first quarter of 2015 ending September 30, 2014:

  Total revenue is expected to be in the range of $84.0 million to $89.0 million.
  Non-GAAP gross margin, which excludes approximately 1.5 percent in stock-based compensation charges, amortization of acquisition-related intangibles and other charges, is expected to be in the range of 60.0 percent to 61.0 percent.  GAAP total gross margin is expected to be in the range of 58.5 percent to 59.5 percent.
  Non-GAAP operating expenses, which exclude approximately $2.0 million in stock-based compensation expenses, amortization of acquisition-related intangibles and other charges, are expected to be in the range of $49.0 million to $50.0 million.  GAAP total operating expenses are expected to be in the range of $51.0 million to $52.0 million.

Conference Call Information

The Company will host a corresponding conference call and live webcast at 2:00 p.m. Pacific Time on Thursday, August 7, 2014. To access the conference call, dial + 1-866-652-5200 for callers in the U.S. or + 1-412-317-6060 for international callers and ask to join the ShoreTel call.

A live webcast will be available in the Investor Relations section of the Company's corporate website at http://ir.shoretel.com/ and an archived recording will be available beginning approximately two hours after the completion of the call. An audio telephonic replay of the conference call will also be available beginning approximately one hour after the completion of the call until August 15, 2014 by dialing + 1-877-344-7529 for callers in the U.S. or + 1-412-317-0088 for callers outside the U.S. and providing the conference identification number of 10050007.

Use of Non-GAAP Financial Measures

ShoreTel reports all required financial information in accordance with generally accepted accounting principles in the United States ("GAAP"), but it believes that evaluating its ongoing operating results may be difficult to understand if limited to reviewing only GAAP financial measures. Many investors have requested that ShoreTel disclose this non-GAAP information because it is useful in understanding the company's performance as it excludes non-cash charges, other non-recurring adjustments and related tax adjustments, that many investors feel may obscure the company's true operating performance. Likewise, management uses these non-GAAP measures to manage and assess the profitability of its business and does not consider stock-based compensation charges and amortization charges related to acquisition-related intangible assets and the related tax adjustments, which are non-cash charges, or other non-recurring items in managing its core operations. ShoreTel has provided a reconciliation of non-GAAP financial measures following the text of this press release. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

Legal Notice Regarding Forward-Looking Statements

ShoreTel assumes no obligation to update the forward-looking statements included in this release. This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the federal securities laws, including, without limitation, statements by Don Joos, statements regarding future growth, and statements regarding market demand, benefits of the new data center and statements in the "Business Outlook" section regarding ShoreTel's anticipated future revenues, gross margins, operating expenses (on a GAAP and non-GAAP basis) and other financial information. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include the intense competition in our industry, our reliance on third parties to sell and support our products, our ability to continue to grow our cloud-based solutions, our ability to grow or maintain our premise products, supply and manufacturing risks, the impact of outages or security breaches, uncertainties related to international operations, our ability to control costs as we expand our business, our ability to attract, retain and ramp new personnel, potentially longer sales cycles, uncertainties inherent in the product development cycle, ability of third parties to successfully market and sell our products, uncertainty as to market acceptance of new products and services, the potential for litigation in our industry, the uncertain impact of global economic conditions, including impact on customers' purchasing decisions, and other risk factors set forth in ShoreTel's Form 10-K for the year ended June 30, 2013, and in its Form 10-Q for the quarter ended March 31, 2014.

Related Links & Conversation

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About ShoreTel

ShoreTel, Inc. (NASDAQ: SHOR) is a leading provider of brilliantly simple IP phone systems and unified communications solutions. Its award-winning on-premises IP-PBX solution and cloud-based hosted phone system eliminate complexity and improve productivity. Recognized for its industry-leading customer experience and support, ShoreTel's innovative business phones, application integration, collaboration tools, mobility, and contact center applications enable users to communicate and collaborate no matter the time, place or device, with minimal demand on IT resources. ShoreTel is headquartered in Sunnyvale, Calif., and has regional offices and partners worldwide. For more information, visit www.shoretel.com.

ShoreTel, ShoreTel Sky and the ShoreTel logo are trademarks or registered trademarks of ShoreTel, Inc. in the United States and/or other countries. Apple®, iPad® and iPhone® are trademarks of Apple Inc. All other trademarks, trade names and service marks herein are the property of their respective owners.

Investor Contact:
Barry Hutton
Director, Investor Relations
408-962-2573
bhutton@shoretel.com

(Tables follow)

SHORETEL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)
	As of	As of
	June 30,	June 30,
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$ 53,472	$ 43,775
Short-term investments	2,673	7,501
Accounts receivable - net	33,758	37,118
Inventories	26,501	18,891
Indemnification asset	5,606	6,277
Prepaid expenses and other current assets	7,991	6,417
Total current assets	130,001	119,979

Property and equipment - net	19,601	15,625
Goodwill	122,750	122,750
Intangible assets	28,479	38,138
Other assets	3,119	3,295
Total assets	$ 303,950	$ 299,787

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 16,975	$ 9,790
Accrued liabilities and other	13,399	17,766
Accrued employee compensation	16,527	13,159
Accrued taxes and surcharges	12,186	11,312
Purchase consideration	-	3,577
Deferred revenue	46,937	39,692
Total current liabilities	106,024	95,296

Line of credit - net	-	29,004
Long-term deferred revenue	17,539	15,294
Other long-term liabilities	2,994	4,053
Total liabilities	126,557	143,647

Stockholders' equity:

Common stock	344,547	322,258
Accumulated deficit	(167,154)	(166,118)
Total stockholders' equity	177,393	156,140

Total liabilities and stockholders' equity	$ 303,950	$ 299,787

SHORETEL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenue:
Product	$ 47,303	$ 51,076	$ 184,952	$ 186,190
Hosted and related services	24,053	19,289	89,128	70,277
Support and services	17,263	15,238	65,712	57,076
Total revenue	88,619	85,603	339,792	313,543
Cost of revenue:
Product	17,016	17,693	65,470	63,941
Hosted and related services	14,567	12,566	55,535	44,526
Support and services	4,240	4,086	16,866	16,624
Total cost of revenue	35,823	34,345	137,871	125,091
Gross profit	52,796	51,258	201,921	188,452
Gross profit %	59.6%	59.9%	59.4%	60.1%

Operating expenses:
Research and development	12,717	13,779	49,758	52,992
Sales and marketing	27,996	28,230	110,977	120,222
General and administrative	9,850	10,945	40,356	38,102
Total operating expenses	50,563	52,954	201,091	211,316
Income (loss) from operations	2,233	(1,696)	830	(22,864)
Other income (expense), net	(191)	(526)	(1,280)	(2,412)
Income (loss) before provision for income tax	2,042	(2,222)	(450)	(25,276)
Provision for (benefit from) income tax	(101)	78	586	426
Net income (loss)	$ 2,143	$ (2,300)	$ (1,036)	$ (25,702)
Net income (loss) per share:
Basic	$ 0.03	$ (0.04)	$ (0.02)	$ (0.44)
Diluted	$ 0.03	$ (0.04)	$ (0.02)	$ (0.44)

Shares used in computing net income (loss) per share:
Basic	62,689	59,035	61,191	58,633
Diluted	64,467	59,035	61,191	58,633

SHORETEL, INC.
GAAP TO NON-GAAP RECONCILIATION
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended				Twelve Months Ended
	June 30,				June 30,
	2014		2013		2014		2013
GAAP Product gross profit	$ 30,287		$ 33,383		$ 119,482		$ 122,249
Stock-based compensation charges	10	(a)	12	(a)	69	(a)	110	(a)
Amortization of acquisition-related intangibles	265	(b)	268	(b)	1,069	(b)	1,054	(b)
Non-GAAP Product gross profit	$ 30,562		$ 33,663		$ 120,620		$ 123,413
Non-GAAP Product gross margin	64.6%		65.9%		65.2%		66.3%

GAAP Hosted gross profit	$ 9,486		$ 6,723		$ 33,593		$ 25,751
Stock-based compensation charges	199	(a)	71	(a)	626	(a)	188	(a)
Amortization of acquisition-related intangibles	834	(b)	749	(b)	3,234	(b)	2,996	(b)
Severance and other	-	(c)	-	(c)	-	(c)	8	(c)
Prior quarter charge for change in estimate of sales, use and telecommunications tax	-	(e)	-	(e)	-	(e)	927	(e)
Non-GAAP Hosted gross profit	$ 10,519		$ 7,543		$ 37,453		$ 29,870
Non-GAAP Hosted gross margin	43.7%		39.1%		42.0%		42.5%

GAAP support and services gross profit	$ 13,023		$ 11,152		$ 48,846		$ 40,452
Stock-based compensation charges	84	(a)	160	(a)	569	(a)	760	(a)
Severance and other	-	(c)	15	(c)	-	(c)	17	(c)
Non-GAAP support and services gross profit	$ 13,107		$ 11,327		$ 49,415		$ 41,229
Non-GAAP support and services gross margin	75.9%		74.3%		75.2%		72.2%

GAAP total gross profit	$ 52,796		$ 51,258		$ 201,921		$ 188,452
Stock-based compensation charges	293	(a)	243	(a)	1,264	(a)	1,058	(a)
Amortization of acquisition-related intangibles	1,099	(b)	1,017	(b)	4,303	(b)	4,050	(b)
Severance and other	-	(c)	15	(c)	-	(c)	25	(c)
Prior quarter charge for change in estimate of sales, use and telecommunications tax	-	(e)	-	(e)	-	(e)	927	(e)
Non-GAAP total gross profit	$ 54,188		$ 52,533		$ 207,488		$ 194,512
Non-GAAP total gross margin	61.1%		61.4%		61.1%		62.0%

GAAP income (loss) from operations	$ 2,233		$ (1,696)		$ 830		$ (22,864)
Stock-based compensation charges	1,390	(a)	1,704	(a)	7,316	(a)	10,605	(a)
Amortization of acquisition-related intangibles	1,920	(b)	1,906	(b)	7,728	(b)	7,606	(b)
Severance and Other	-	(c)	2,045	(c)	1,019	(c)	3,011	(c)
Prior quarter charge for change in estimate of sales, use and telecommunications tax	-	(e)	-	(e)	-	(e)	1,875	(e)
Non-GAAP income from operations	$ 5,543		$ 3,959		$ 16,893		$ 233

GAAP net income (loss)	$ 2,143		$ (2,300)		$ (1,036)		$ (25,702)
Stock-based compensation charges	1,390	(a)	1,704	(a)	7,316	(a)	10,605	(a)
Amortization of acquisition-related intangibles	1,920	(b)	1,906	(b)	7,728	(b)	7,606	(b)
Severance and Other	-	(c)	2,045	(c)	1,019	(c)	3,011	(c)
Interest charge from change in fair value of purchase consideration	-	(d)	52	(d)	111	(d)	874	(d)
Prior quarter charge for change in estimate of sales, use and telecommunications tax	-	(e)	-	(e)	-	(e)	1,875	(e)
Deferred tax benefit (provision) arising from tax impact of above items	(596)	(f)	(25)	(f)	(433)	(f)	89	(f)
Non-GAAP net income (loss)	$ 4,857		$ 3,382		$ 14,705		$ (1,642)

Non-GAAP net income (loss) per share:
Basic	$ 0.08		$ 0.06		$ 0.24		$ (0.03)
Diluted (g)	$ 0.08		$ 0.06		$ 0.23		$ (0.03)

Shares used in computing net income (loss) per share:
Basic	62,689		59,035		61,191		58,633
Diluted (g)	64,467		59,806		63,109		58,633

SHORETEL, INC.
GAAP TO NON-GAAP RECONCILIATION FOOTNOTES
(Amounts in thousands)
(Unaudited)

		Three Months Ended		Twelve Months Ended
		June 30,		June 30,
		2014	2013	2014	2013
(a)	Stock-based compensation included in:
	Cost of product revenue	$ 10	$ 12	$ 69	$ 110
	Cost of hosted and related services revenue	199	71	626	188
	Cost of support and services revenue	84	160	569	760
	Research and development	322	311	1,704	2,789
	Sales and marketing	363	456	1,996	2,921
	General and administrative	412	694	2,352	3,837
		$ 1,390	$ 1,704	$ 7,316	$ 10,605

(b)	Amortization of acquisition-related intangibles included in:
	Cost of product revenue	$ 265	$ 268	$ 1,069	$ 1,054
	Cost of hosted and related services	834	749	3,234	2,996
	Sales and marketing	821	851	3,315	3,404
	General and administrative	-	38	110	152
		$ 1,920	$ 1,906	$ 7,728	$ 7,606

(c)	Severance and other expense included in:
	Cost of hosted and related services	$ -	$ -	$ -	$ 8
	Cost of support and services revenue	-	15	-	17
	Research and development	-	136	674	235
	Sales and marketing	-	560	172	1,379
	General and administrative	-	1,334	173	1,372
		$ -	$ 2,045	$ 1,019	$ 3,011

(d)	Interest charge from change in fair value of purchase consideration included in Other Expense	$ -	$ 52	$ 111	$ 874

(e)	Prior quarter charge for change in estimate of sales, use and telecommunications tax recognized in the current quarter:
	Cost of hosted and related services	$ -	$ -	$ -	$ 927
	General and administrative	-	-	-	948
		$ -	$ -	$ -	$ 1,875

(f)	The deferred tax benefit (provision) arising from acquisition and tax impact of the items which are excluded in (a) to (e) above.

(g)	Potentially dilutive securities were not included in the calculation of diluted net loss per share for the periods which had a net loss because to do so would have been anti-dilutive.

SHORETEL, INC.
RECONCILIATION OF GAAP TO NON-GAAP FOR Q1 2015 PROJECTIONS
(Amounts in thousands)
(Unaudited)

	Three Months Ending
	September 30, 2014

	High	Low
GAAP gross profit %	59.5%	58.5%
Adjustments for stock-based compensation and acquisition-related intangible asset amortization	1.5%	1.5%
Non-GAAP gross profit %	61.0%	60.0%

Total GAAP operating expenses	$52,000	$51,000
Adjustments for stock-based compensation and acquisition-related intangible asset amortization	(2,000)	(2,000)
Total non-GAAP operating expenses	$50,000	$49,000

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